Exhibit 99.1

Codexis Reports Third Quarter 2021 Financial Results

Record Quarterly Total Revenue, Product Revenue and Product Gross Margin
Reiterating Total Revenue Guidance of $98-103M; Raising Product Revenue Guidance to $63-66M

REDWOOD CITY Calif., November 4, 2021 — Codexis, Inc. (Nasdaq:CDXS), a leading enzyme engineering company enabling the promise of synthetic biology, today announced financial results for the third quarter ended September 30, 2021 and provided a business update.

“Codexis delivered another quarter of exceptional strategic and operational performance,” said John Nicols, Codexis President and CEO. “Our Sustainable Manufacturing business demonstrated remarkable growth, as we significantly executed against the large enzyme orders we received from Pfizer to support its COVID-19 antiviral therapeutic candidate. Our capacity to fulfill this order in such a rapid timeframe highlights the strength of our supply chain and the value of our deep library of performance enzymes. Also in the third quarter, with Merck and Almelo, we established our first two multi-year agreements to extend our longstanding sitagliptin product business into its generic chapter. We also delivered strong results in the faster-to-market food sector, including enzyme sales for Tate & Lyle sweeteners and a milestone from Kalsec for their newest natural hop ingredient.

“In the Life Science Tools market, we are extremely pleased to have recorded our first sales of Codex® HiFi DNA Polymerase in the third quarter. We remain on track with our groundbreaking collaboration with Molecular Assemblies (MAI) for the commercialization of enzymatic DNA synthesis. Underscoring our enthusiasm for this disruptive approach, we recently made an additional investment in MAI alongside Casdin Capital enabled by our SynBio Innovation Accelerator. Our high-value Biotherapeutics pipeline is also advancing steadily, including the recent initiation of our Phase 1 clinical trial of CDX-7108, our program co-owned with Nestlé Health Science, for the treatment of exocrine pancreatic insufficiency. Codexis remains on the cutting edge of synthetic biology’s evolution, leveraging the near-boundless potential of our enzymes to improve the health of people and the planet.”

Key Performance Indicators and Recent Business Highlights

•Product revenues increased 242% to $28.7 million in Q3’21, primarily driven by the sale of a proprietary Codexis enzyme to manufacture Pfizer’s clinical-stage COVID antiviral therapeutic candidate.

•Product gross margin increased to a record 76% in Q3’21, driven by a shift in the sales mix to higher margin products.

•In the third quarter, Codexis had 19 customers who contributed over $100,000 in revenue, seven of which contributed over $1 million in revenue.

•In the Sustainable Manufacturing market of the Performance Enzymes segment, in August Codexis received two new purchase orders for approximately $15.0 million for a proprietary Codexis enzyme to manufacture Pfizer’s clinical-stage COVID antiviral therapeutic candidate, PF-07321332. This followed a large order of $13.9 million for this enzyme that Codexis received in June. In aggregate, the orders the Company received in June and August total approximately $29.0 million.

Codexis amended and extended its agreement with Merck to license and supply a proprietary enzyme used in the manufacturing process for sitagliptin, the active pharmaceutical ingredient (API) in Merck’s JANUVIA® and JANUMET®. The Company also recently announced a tri-party collaboration agreement with Almelo Private, Ltd., an Indian producer of APIs, and RC2 Pharma Connect, LLC, a U.S.-based leading pharmaceutical
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manufacturing representative, to license and manufacture Codexis’ proprietary enzyme for sitagliptin to be used in the manufacture of sitagliptin for the future generic market.

Codexis announced an expanded, exclusive commercial supply agreement with Kalsec for a novel enzyme to sustainably produce their natural, clean-label hop ingredient. The Company also earned a milestone from Kalsec in the quarter for Generally Recognized as Safe (GRAS) self-affirmation of this enzyme.

•In the Life Science Tools market within the Performance Enzymes segment Codexis recorded its first commercial sale of Codex® HiFi DNA polymerase in the third quarter. The Company expects to launch Codex® Reverse Transcriptase into sequencing applications in December.

Enabled by the SynBio Innovation Accelerator, Codexis made an additional $7.0 million investment in Molecular Assemblies (MAI), alongside a $3.0 million investment by Casdin Capital in MAI.

•In the Novel Biotherapeutics segment, Codexis’ pipeline includes 13 programs. The Company recently announced the initiation of a Phase 1 clinical trial of CDX-7108, which is co-owned with Nestlé Health Science, for the treatment of exocrine pancreatic insufficiency.

Third Quarter 2021 Financial Highlights

•Total revenues for the third quarter 2021 were $36.8 million, an increase of 100% from $18.4 million in the third quarter 2020. On a segment basis, $32.6 million in revenue was from the Performance Enzymes segment and $4.2 million was from the Novel Biotherapeutics segment. Product revenues for the third quarter 2021 were $28.7 million compared to $8.4 million in the third quarter 2020; the increase was the result of higher sales of enzymes used to manufacture branded pharmaceutical products, primarily Pfizer. R&D revenues were $8.0 million compared to $10.0 million last year. The decrease was driven by lower R&D revenue from several large pharmaceutical companies and a shift towards more self-funded R&D programs.

•Product gross margin for the third quarter 2021 was 76% compared to 57% in the third quarter 2020. The increase was driven by increased sales of higher margin products.

•R&D expenses for the third quarter 2021 were $15.2 million compared to $12.0 million in the third quarter 2020. The increase was driven by higher compensation expenses driven primarily by higher headcount, cost of lab supplies and depreciation, partially offset by lower preclinical development and regulatory expenses.

•Selling, General & Administrative expenses for the third quarter 2021 were $13.4 million, compared to $8.8 million in the third quarter 2020. The increase was the result of higher expenses for compensation, primarily driven by higher headcount, and higher legal fees.

•Net income for the third quarter 2021 was $2.2 million, or $0.03 per share, compared to a net loss of $6.1 million, or $0.10 per share, for the third quarter 2020. As of September 30, 2021, the Company had $119.2 million in cash and cash equivalents.

Guidance

Codexis is updating its financial guidance issued on August 5, 2021, as follows:

•FY 2021 total revenues continue to be expected in the range of $98 - $103 million

•FY 2021 product revenues are now expected to be in the range of $63 - $66 million compared to $59 - $63 million previously

•FY 2021 gross margin on product revenue is expected to be in the range of 68% to 71% compared to 65% to 68% previously

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Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investor section of Company website. The conference call dial-in numbers are (866) 682-6100 for domestic callers and (862) 298-0702 for international callers, and the passcode is 13724176.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13721066 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® platform to discover and develop novel, high performance enzymes and novel biotherapeutics. Codexis enzymes have applications in the sustainable manufacturing of pharmaceuticals, food, and industrial products; in the creation of the next generation of life science tools; and as gene therapy and biologic therapeutics. The Company’s unique performance enzymes drive improvements such as: reduced energy usage, waste generation and capital requirements; higher yields; higher fidelity diagnostics; and more efficacious therapeutics. Codexis enzymes enable the promise of synthetic biology to improve the health of people and the planet. For more information, visit www.codexis.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Codexis, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, among others: Codexis’ guidance on 2021 total revenues, product revenues and gross margin; prospects for product revenue and product margin growth in Codexis’ Sustainable Manufacturing business; prospects for Codexis’ self-funded programs and Life Science Tools business and growth in its project pipeline and the anticipated initiation of a first clinical trial of CDX-7108. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2021, and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on August 6, 2021, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Relations Contact:
Argot Partners
Stephanie Marks/Carrie McKim
(212) 600-1902
Codexis@argotpartners.com

Financial Tables to Follow
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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Product revenue	$28,731	$8,401	$53,674	$18,005
Research and development revenue	8,038	9,984	26,579	30,018
Total revenues	36,769	18,385	80,253	48,023
Costs and operating expenses:
Cost of product revenue	6,867	3,642	15,403	7,882
Research and development	15,165	12,010	39,562	33,830
Selling, general and administrative	13,407	8,797	37,600	26,307
Total costs and operating expenses	35,439	24,449	92,565	68,019
Income (loss) from operations	1,330	(6,064)	(12,312)	(19,996)
Interest income	41	39	424	362
Other income (expense), net	983	(50)	920	(125)
Income (loss) before income taxes	2,354	(6,075)	(10,968)	(19,759)
Provision for income taxes	110	19	121	331
Net income (loss)	$2,244	$(6,094)	$(11,089)	$(20,090)

Net income (loss) per share, basic	$0.03	$(0.10)	$(0.17)	$(0.34)

Net income (loss) per share, diluted	$0.03	$(0.10)	$(0.17)	$(0.34)

Weighted average common stock shares used in computing net income (loss) per share, basic	64,628	59,061	64,452	58,984

Weighted average common stock shares used in computing net income (loss) per share, diluted	67,741	59,061	64,452	58,984

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$119,189	$149,117
Restricted cash, current	581	638
Investment in non-marketable debt security	—	1,000
Financial assets:
Accounts receivable	25,084	13,894
Contract assets	12,701	4,526
Unbilled receivables	10,760	10,942
Total financial assets	48,545	29,362
Less: allowances	(74)	(74)
Total financial assets, net	48,471	29,288
Inventories	1,084	964
Prepaid expenses and other current assets	4,787	3,416
Total current assets	174,112	184,423
Restricted cash	1,519	1,062
Investment in non-marketable equity securities	12,763	1,450
Right-of-use assets - Operating leases, net	19,478	21,382
Right-of-use assets - Finance leases, net	43	119
Property and equipment, net	16,124	9,675
Goodwill	3,241	3,241
Other non-current assets	271	294
Total assets	$227,551	$221,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,281	$2,970
Accrued compensation	9,041	7,288
Other accrued liabilities	15,927	10,272
Current portion of lease obligations - Operating leases	2,782	2,627
Deferred revenue	2,449	1,824
Total current liabilities	33,480	24,981
Deferred revenue, net of current portion	3,747	2,967
Long-term lease obligations - Operating leases	20,218	22,324
Other long-term liabilities	1,051	1,271
Total liabilities	58,496	51,543

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	546,557	536,516
Accumulated deficit	(377,508)	(366,419)
Total stockholders' equity	169,055	170,103
Total liabilities and stockholders' equity	$227,551	$221,646

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Codexis, Inc.
Segmented Information
(Unaudited)
(In Thousands)

	Three months ended September 30, 2021			Three months ended September 30, 2020
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$28,731	$—	$28,731	$8,401	$—	$8,401
Research and development revenue	3,853	4,185	8,038	4,604	5,380	9,984
Total revenues	32,584	4,185	36,769	13,005	5,380	18,385
Costs and operating expenses:
Cost of product revenue	6,867	—	6,867	3,642	—	3,642
Research and development (1)	5,670	8,850	14,520	5,184	6,433	11,617
Selling, general and administrative(1)	3,306	831	4,137	2,675	515	3,190
Total segment costs and operating expenses	15,843	9,681	25,524	11,501	6,948	18,449
Income (loss) from operations	$16,741	$(5,496)	11,245	$1,504	$(1,568)	(64)
Corporate costs (2)			(8,097)			(5,483)
Unallocated depreciation and amortization			(794)			(528)
Income (loss) before income taxes			$2,354			$(6,075)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income (expense), net.

	Nine months ended September 30, 2021			Nine months ended September 30, 2020
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$53,674	$—	$53,674	$18,005	$—	$18,005
Research and development revenue	14,723	11,856	26,579	13,380	16,638	30,018
Total revenues	68,397	11,856	80,253	31,385	16,638	48,023
Costs and operating expenses:
Cost of product revenue	15,403	—	15,403	7,882	—	7,882
Research and development (1)	17,172	20,649	37,821	15,877	16,848	32,725
Selling, general and administrative(1)	9,294	2,052	11,346	7,395	1,728	9,123
Total segment costs and operating expenses	41,869	22,701	64,570	31,154	18,576	49,730
Income (loss) from operations	$26,528	$(10,845)	15,683	$231	$(1,938)	(1,707)
Corporate costs (2)			(24,431)			(16,526)
Unallocated depreciation and amortization			(2,220)			(1,526)
Loss before income taxes			$(10,968)			$(19,759)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income (expense), net.

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